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                                                                   EXHIBIT 10.17

                   SUPPLEMENT TO MASTER LICENSE AGREEMENT FOR
                 ZERO-EMISSION ENERGY RECYCLING OXIDATION SYSTEM
                                    "ZEROS"


         This Supplement to Master License Agreement is made at Houston, Texas as of November 15, 1996, by and between M, Ltd., hereinafter referred to in this Agreement as "M, Ltd.," or "Grantor," and ZEROS USA, inc., hereinafter referred to in this Agreement as "ZEROS" or "Licensee."

     a. In consideration of the mutual covenants made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Grantor and Licensee agree as follows:

                                    RECITALS

1.   Legal Status of M, Ltd.

         M, Ltd., is an international business corporation duly organized, validly existing, and in good standing under the laws of the Bahamas, with corporate power to own property and carry on its business as it is now being conducted. M, Ltd., has its principal office and place of business at 43 Elizabeth, Nassau, Bahamas.

2.   Legal Status of Licensee

         Licensee is a business corporation incorporated pursuant to the laws of the State of Texas, with power to own property and carry on business as contemplated by this Agreement. Licensee has its principal office and place of business at 507 North Belt East, Suite 550, Houston, Texas 77060.

3.   Business of M, Ltd.

     a. M, Ltd., is engaged in the business of developing business opportunities related to certain Proprietary Processes, and more specifically the Zero-emission Energy Recycling Oxidation System or "ZEROS".

     b. M, Ltd., is engaged further in the business of licensing the operation of these Processes to others, more specifically the Zero-emission Energy Recycling Oxidation Systems.

     c. All services are offered in connection with and through the use of various patents, trademarks and trade names and certain related words, letters, and symbols, hereinafter collectively referred to as "proprietary marks;" and in connection with certain designs of signs, buildings, and logos, hereafter collectively referred to as "indicia."

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4. Desire of Licensee

     a. Licensee desires the exclusive, international master license for the Zero-emission Energy Recycling Oxidation System, also known as "ZEROS", including the use of any extant patents, proprietary marks and indicia.

     b. Licensee desires the master license to sell to others operating licenses and energy recycling oxidation systems, including the use of any extant patents, proprietary marks and indicia.

     c. Licensee desires to derive the benefits of M, Ltd.'s information, experience, advice, guidance, know-how, and customer goodwill.

                           PATENTS, PROPRIETARY MARKS,
                      INDICIA, AND CONFIDENTIAL INFORMATION

5.   Validity and Use of Patent

         Licensee hereby acknowledges the validity of Grantor's patents in the United States, Canada, Mexico, and any other country bound by applicable, international agreements, and acknowledges that the same are the sole property of Grantor. Licensee shall use the patents only for so long as the right and license granted herein remain in force, and only in connection with the purpose of developing business opportunities to operate and/or sell energy recycling systems and in the manner and for the purposes specified in this Agreement. Licensee shall not, either during or after the term of this Agreement, do anything, or aid or assist any other party to do anything, which would infringe on, harm, impair, or contest the rights claimed by Grantor, in and to any of the patents.

6.   Validity and Use of Propriety Marks

         Licensee hereby acknowledges the validity of the proprietary marks and acknowledges that the same are the sole property of Grantor. The Licensee shall use the proprietary marks only for so long as the right and license granted herein remain in force, and only in connection with the purpose of developing business opportunities to operate and/or sell energy recycling systems and in the manner and for the purposes specified in this Agreement. Licensee shall not, either during or after the term of this Agreement, do anything, or aid or assist any other party to do anything, which would infringe on, harm, impair, or contest the rights claimed by Grantor in and to any of the proprietary rights.

7.   Validity and Use of Indicia

         Licensee acknowledges the validity of the indicia and that the same are the exclusive property of Grantor. Licensee shall not, either during or after the term of this Agreement, utilize any of the indicia except in accordance with the terms of this Agreement.

8.   Confidential Nature of Grantor's System

     a. Licensee hereby acknowledges that Grantor is the sole owner of all patents and proprietary rights in and to the zero-emissions, energy recycling oxidation system, to the


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         obtaining and performance of contracts for the utilization of said system, and to all material and information now or hereafter revealed to Licensee under this Agreement relating to the system.

     b. Licensee acknowledges that the system in its entirety constitutes trade secrets of Grantor, which are revealed to Licensee solely to enable Licensee to develop business opportunities to operate and/or sell energy recycling systems. Such trade secrets include, but are not limited to, product catalogues, price lists, training manuals, policy manuals, sales promotion aids, business forms, accounting procedures, marketing reports, informational bulletins, and inventory systems.

     c. Licensee agrees that both during and after the term of this Agreement:

         i. Licensee will not reveal any of such trade secrets to any other person, firm, or entity, and will take all reasonable steps to prevent any other person, firm, or entity from discovering the trade secrets.

         ii. Licensee will not use the trade secrets in connection with any business or venture whatsoever, except for the purpose of developing business opportunities to operate and/or sell energy recycling systems pursuant to the terms of this and other related contracts.

                             OBLIGATIONS OF GRANTOR

9.   Initial Obligation

         Grantor agrees to sell to Licensee a license and related rights for the operation and/or sale of energy recycling systems known as ZEROS.

10.  Training Program

         Grantor agrees to instruct Licensee in all aspects of owning and operating the systems by providing a training program for Licensee and such of its management and supervisory personnel as Licensee may reasonably designate.

11.  Improvements in System

         Grantor agrees to make available to Licensee all improvements and additions to the system to the same extent and in the same manner as they would have been implemented by Grantor if it were operating the system.

         Licensee agrees to assign to Grantor all future develops to the technology developed by Licensee. In exchange for assigning the rights to said developments to Grantor, Licensee shall be entitled to all income attributable to said developments.


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12.  Payment of Royalties

         Licensee agrees to pay as a royalty for the benefit of Grantor five percent of the gross income generated by the use of its own units during the stated term.


Executed at Houston, Texas, on the day and year first written above.


                                                   M, Ltd.



                                                   ---------------------------
                                                   By: Steve Clark, President

                                                   ZEROS USA, Inc.



                                                   ---------------------------
                                                   By: Jesse Blanco, Secretary





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